Exhibit 99.2

AeroFarms Merger with Spring Valley Acquisition Corp.

March 26, 2021

Operator

Welcome to the AeroFarms and Spring Valley Acquisition Corp. Transaction Conference Call.

We would like to first remind everyone that this call may contain forward-looking statements that are not historical facts, consistent with the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995.

I will now turn the call over to Mr. Chris Sorrells. Sir, please go ahead.

Chris Sorrells – Chief Executive Officer, Spring Valley Acquisition Corp.

Thank you for joining us today. I'm Chris Sorrells, CEO of Spring Valley Acquisition Corp, and I’m here today with AeroFarms’ Co-founder and CEO David Rosenberg and CFO Guy Blanchard to present this exciting opportunity, a first-of-its-kind public company, utilizing its proprietary technology platform to grow great-tasting produce and innovate the market for controlled environment agriculture and vertical farming.

Spring Valley's goal was to partner with an industry-leading sustainability-focused company. Sustainability however, is more than just a mandate, this is core to who we are as business managers and our team has over 150 years of combined experience in the sector. We've invested in over 30 companies during the past 20 years, and have demonstrated success in building 11 publicly-traded bellwethers in the sustainability and energy sectors. I’m particularly excited about building number 12 – AeroFarms – and believe that our track record and experience enables us to add immediate value to this transaction.

AeroFarms' is THE market leader in vertical farming due to its unmatched technology and data science platform. This is not just another indoor farming business. AeroFarms has the capabilities and technological infrastructure in place to implement true innovation to traditional produce markets and make a profound impact on humanity – all while being good stewards of resources and the people and partners that are supporting their mission.

Most importantly, AeroFarms is executing on all KPIs today, and proving out unit economics at scale. We believe AeroFarms is capable of driving farm-level unlevered IRRs into the high 20s – low 30s without any significant technology breakthrough.

David has an extremely compelling strategic growth plan that he’ll share with you in a moment, but I’d preface his remarks with a few important points:

•	AeroFarms’ experienced management team is revolutionizing the farming industry and has been innovating vertical farming for 15 years
•	They have a differentiated platform with proven technology, innovation and design evolution through five generations of farm models that have a demonstrated impact on improving quality and reducing costs
•	AeroFarms is already selling leafy greens commercially with the likes of marquee retailers such as Whole Foods Market, ShopRite, Amazon Fresh, and FreshDirect with a brand that is winning at retail with category leading velocity growth that is 50% better than the competition in our general market area and a best-in-class net promotor score in the vertical farming category.

The vertical farming industry is at the onset of enormous growth, driven by social and environmental macro trends and rapid innovation. AeroFarms has an excellent leadership team, a purpose-driven culture focused on ESG, and a credible plan to build scale by aggressively constructing new farms. We are proud to introduce you to this best-in-class company, and we look forward to assisting AeroFarms in its growth as the leader in vertical farming.

With that, I'd like to turn the call over to David Rosenberg, CEO and Co-founder of AeroFarms.

David Rosenberg – Co-Founder & Chief Executive Officer, AeroFarms

Thank you, Chris for that introduction. I am thrilled to speak with you today and look forward to getting to know many of you in the future as we share our exciting growth story with the investment community.

Founded in 2004, AeroFarms is headquartered in Newark, New Jersey and innovating agriculture through our vertical farming technology platform. We do this by growing plants layer upon layer indoors, without sun, without soil, and year-round without any climate restriction in any season. AeroFarms is widely recognized as the world leader in vertical farming and has received over 50 awards since 2011, including TIME Best Inventions and Fast Company’s World’s Most Innovative Company. We were an inaugural winner of the Global Sustainable Development Goals Awards and ranked number one on the 2020 FoodTech 500.

At AeroFarms, our mission is to grow the best plants possible for the betterment of humanity. While we are strong stewards of stakeholder capital, we also maintain a strong commitment to our communities and the environment. As a certified B Corporation and public benefits corporation since 2017, we use business as a force for good, addressing food deserts by increasing access to locally grown food, building farms in schools for students to learn healthy eating habits early, and providing second-chance career opportunities for those formerly incarcerated.

As part of this ethos, we recognize the considerable environmental and social challenges that put pressure on our food system and traditional agriculture today. AeroFarms is helping solve these challenges and we are doing it through our focus on technology and innovation.

•	To start with, there is the issue of population growth. Food production will need to increase by 69% by 2035 to feed the world’s growing population. AeroFarms has up to 390 times the productivity of a typical field farm. With 26 crop turns per year and multiple layers of growing, we can support the needs of a larger population and achieve greater annual yield in our facilities than a conventional field farm in New Jersey.

•	Our growing population faces the stresses of increasing water scarcity. AeroFarms can grow a plant using up to 95% less water with our aeroponic technology and closed loop system.

•	It’s not just water – over the last forty years, the world has also lost one-third of its arable land due to soil erosion and contamination by toxic metals. AeroFarms grows without soil, instead typically utilizing a patented growing media that is both reusable and recyclable.

•	Socially, people today are much more aware of the chemicals on their food and concerned with sustainability. At AeroFarms, we are proud to use zero pesticides, herbicides, and fungicides. Most people think that when you buy organics, it means pesticide-free, which is typically NOT the case – it just means organic pesticides. AeroFarms is the definition of “clean food”.

•	Finally, our food system today is challenged by supply chain issues and waste, exacerbated by risks of disease and climate change. AeroFarms produces locally for fresher food and less waste.

These key data points demonstrate the impact we are making to help frame the broader opportunity in a $1.9 trillion addressable market.

Compared to field farming and greenhouse growing, vertical farming is at the cutting edge of innovation. This is driven by trends like those observed by Haitz’s Law, which predicts a 20-fold improvement in the output of LEDs and a 10-fold reduction in their costs every ten years. AeroFarms innovates alongside Haitz’s Law, and in many cases ahead of this curve. Over the last five years, for example, we have increased LED efficiency by 59%, driving a cost advantage for a large cost component of utilities.

AeroFarms has been innovating for 15 years, and this is key because we're building off of an iterative foundation of experience. With this experience, we believe AeroFarms is at the front of the innovation curve compared to the industry. We're currently building our Model 5 farm, which is naturally our fifth generation of design, building upon the four models that came before it. Today we are at an important inflection point for the busines where we’ve hit our operational KPIs at scale and are ready to bring our business to new heights.

AeroFarms innovation is anchored by the precise control and integration across six disciplines of controlled environment agriculture: plant biology, mechanical design, environment controls, data analytics, operations, and plant genetics. These disciplines make up our growing platform, the technology foundation that allows us to consistently control environmental inputs like temperature, humidity, CO2 levels, and nutrient and micronutrient mix across our farms.

This starts with our understanding of plant biology. We use our knowledge of plants to be great farmers and then apply these capabilities to solve broader problems in agriculture. Our proprietary technology allows us to continually experiment, tailoring environmental inputs, gathering data insights, and optimizing growing conditions to produce new plant varieties, improve quality, and reduce capital and operating costs. To be clear, we are a technology platform, not a conventional greenhouse grower using off-the-shelf equipment. We have had over 250 invention disclosures to date, a number which is constantly growing.

So how do we accomplish all this? First, we lead with our deep knowledge of plant biology. We have grown over 550 different varieties of plants to date. Our team of plant scientists understand these plants at unprecedented levels, optimizing for the precise conditions they need at every stage of growth.

Next is our mechanical design. This is more than building vertical towers, but also constructing them in a way that maximizes plant growth at every stage of development. Unlike other growers, our design uniquely utilizes aeroponic technology to grow leafy greens, misting plants with nutrient solution at the root structure. While leaves need carbon dioxide, roots need oxygen and aeroponics enables great oxygenation of the root zone, resulting in healthier plants with stronger physiology.

This precision is one part of how we create tight environmental controls for our plants. There’s a reason “the greenhouse effect” is named the way it is; as light pours into a greenhouse, temperatures can fluctuate across the facility. Unlike in greenhouses, our platform can create unique environments at the plant level to optimize conditions for growth. One example of this is with our luminaire technology. We are able to control the light spectrum, intensity, and frequency of our LEDs, which contributes to giving plants exactly what they want and influences properties like taste and texture.

This precision necessitates operational excellence to ensure that our people and machinery integrate with the growing systems so that we can safely operate a successful business and drive down costs. We have an extensive library of over 200 standard operating procedures that work in concert across our entire growing process – from seeding, germination, growing, harvesting, packaging, and sanitation – to drive strong unit economics.

AeroFarms is also very data-driven, and it’s the data that pulls all of the innovation together.

We use our proprietary agSTACK system to create a fully connected farm. As its name suggests, agSTACK integrates our hardware, intelligent controls and sensors, SCADA, and manufacturing execution system to create a powerful data loop. By collecting and analyzing data, we gather insights about our plants, and apply these learnings for the continuous improvement of our platform. Using machine vision, for example, we collect information about seed spacing, which leads to increased plant yields. Our commercial farms essentially act as R&D centers, driving quality higher and costs lower to make it easier and more profitable to build future farms.

These sorts of gains are made possible with the support of key technology partnerships. We partner with Dell to unearth data and drive greater insights. With Nokia Bell Labs, we are co-developing advanced machine vision capabilities to monitor plant health and detect growing anomalies.

With these tools in play, we can dive even deeper into plant biology at the genetic level. In typical farming, one moves the genetics to match the environment. At AeroFarms, we match the environment to the genetics. We have the capability to influence genetic expression through environmental inputs to improve plant outcomes and farm economics in ways that consumers care most about – nutrition, taste, texture, consistency, among others.

These key components of our technology and innovation have together driven meaningful improvements in our farm economics and the quality and flavor of our plants. For example, we’ve improved the growth cycle for our baby leafy greens from 20 to 14 days in the last several years and just in the last 12 months, achieved a 23% increase in yield. As mentioned earlier, we have also increased our LED efficiency by 59% over the last five years, driving a cost advantage for a large cost component of utilities. This point on cost is very important and is an area that we are constantly working to reduce. While we will benefit from industry advancements, our advantages relative to competitors stem from our focus on the specific segments of light spectrum that plants require for photosynthesis while avoiding the other segments of the spectrum that require more energy. Improvements such as these make our economics competitive today and point toward even lower costs for future potential product offerings.

This rapid rate of innovation is driven by our world class team, including the engineers, plant scientists, and programmers who make up 50% of our corporate employee base. This investment has also fueled a robust and growing IP portfolio. Today we have 282 invention disclosures which have yielded 51 issued and pending patents across 18 patent families. Additionally, we have 46 designated trade secrets. We think about IP both defensively and offensively and monetizing this IP down the road is going to be very valuable to the company over the long-term. To further this innovation, AeroFarms is excited to also be developing a premier R&D center in Abu Dhabi, a partnership with the Abu Dhabi Investment Office to further advance new technologies and serve as a hub for future expansion in the region.

Shifting back to our business, the first application of our technology has been in our leafy greens business. We grow leafy greens because it gives us 26 crop turns a year – which we think of as 26 learnings a year – to constantly capture insights, improve plant quality and yield, grow additional varieties, and create cost improvements. This compares to 1 to 3 turns in a conventional field setting or about 12 turns in a high-tech greenhouse. We are fundamentally in the right category of produce and we have attractive economics.

Today we sell leafy greens locally under our Dream Greens brand, which is available in the northeast US, including at Whole Foods Market, ShopRite, Amazon Fresh and FreshDirect. We sell at approximately the same price as field-grown organic leafy greens. And customers love our greens, which win on quality, flavor, taste and texture. In 2020, our products performed on average 50% better than the average velocity per SKU of the indoor farming industry in our general market area. We received a best-in-class Net Promoter Score of 55, 57% higher than the indoor vertical farming segment average.

While leafy greens is our beachhead and proven commercial model, we’re already utilizing our growing platform to identify new produce types and markets. In produce, we believe the berry category offers a tremendous market opportunity given the year-round challenges of growing outdoors in a traditional farming environment. We've grown over 50 varieties of strawberries and are working to scale our strawberry farms over the long-term to be a year-round producer at the local-level – something we think is a very powerful combination.

Strawberries are also another example of how our technology platform can change an industry through improvements in quality. One of the metrics of quality for berries is Brix, which is a measurement of soluble sugar content. An average strawberry has a Brix content of six to eight. AeroFarms is consistently producing berries with a Brix content of 11, and that's illustrative of how we harness our understanding of plant biology and technology to be better farmers to give customers a better-tasting berry. We stress the plant to move the phytochemicals around and drive more sugars from the leaf to the berry.

Beyond berries, we see additional opportunities to address the pharmaceuticals, nutraceuticals, and cosmeceuticals industries. There’s a lack of appreciation for how much of what we use every day is plant-derived. With our technology platform, we can effectively use a plant as a bioreactor to produce proteins and inputs for other applications. As an example, we have been growing a plant to produce a protein to treat highly-symptomatic people of COVID-19, which is in clinical trials sponsored by the National Institutes of Health.

We also see an addressable market in advanced genetics, using our platform for speed breeding and other genetic development work in plants. Here, we are a Founding Member of the Precision Indoor Plants Consortium and Principal Investigator for its first and largest project in lettuce. With this partnership, we work alongside companies like BASF to utilize our platform to optimize new genetics. Another example has to do with CRISPR-Cas9. If you're not familiar, the Nobel Prize in Chemistry in 2020 went to the developers of CRISPR-Cas9, which is a genetic editing tool where scientists are able to pull out a genetic trait in a genetic sequence. Using our platform, we co-developed the first CRISPR-Cas9 produce product.

In the long-term, we also see opportunities to commercialize components of our technology platform, including standalone machine vision capabilities and horticulture luminaires. This represents another addressable market for AeroFarms.

These examples present long-term opportunities for AeroFarms to monetize our technology and expand our reach.

In the near-term, we are focused on scaling our core business of providing the marketplace a great-tasting leafy greens product, and doing it in a responsible fashion. Just as Amazon began with books and Tesla with electric vehicles, leafy greens are our beachhead and we look forward to utilizing our platform in many ways. These additional opportunities are just a couple examples of where AeroFarms can apply our technology platform to build a successful business while having a positive impact on humanity.

With that, I’ll pass the call to Guy Blanchard, our CFO for some commentary on our business model and our plans for expansion.

Guy Blanchard – Chief Financial Officer, AeroFarms

Thank you, David.

We know that customers love our products, and we're ready to get a lot more of it in their hands. Our immediate business plan from a revenue perspective is to build a portfolio of farms across North America. We've mapped the country, and are now using a detailed process to select individual sites.

We select sites based on a detailed methodology and weighing of a variety of factors, including access to customers and market depth within a day's drive. We identify sites that offer an advantageous cost structure. Utility costs differ significantly across the country, and getting electricity, labor, construction, and logistics costs correct are all important to achieving strong farm-level economics. Speed to build is also critical for us, so sites that are permit-ready, have utilities in place, and excellent infrastructure are key elements in our decision tree. Based on these criteria, we have identified a pipeline of excellent locations where we can execute over the coming years.

Our next farm, in Danville, Virginia, is breaking ground in April. This is an outstanding location for us. It was chosen based on the process I just described, and it hits on all of these points. Danville provides access to a thousand retail doors in the region, 50 million people within a day's drive, and very competitive energy costs. Danville is ready to develop with reliable infrastructure and excellent access to utilities. We break ground in April 2021 and expect to be producing in Q2 2022, with existing customer relationships expected to absorb up to 60% of production.

Our 5-year plan represents an initial portfolio of our Danville farm and 15 additional commercial farms in North America, constructed at a rate of three per year starting in 2022. The capital from this transaction fully funds the equity needs of our commercial farm expansion, R&D, and working capital requirements.

We plan to become EBITDA positive in the second half of 2024. As we look out to year 5, or 2026, we forecast gross margins approaching nearly 50%, and EBITDA margins in the mid-30s.

Now back to Chris for some closing remarks.

Chris Sorrells – Chief Executive Officer, Spring Valley

Thanks, Guy.

From a transaction perspective, this deal reflects approximately a $1.2 billion post money equity valuation. The transaction is backed by a $125 million PIPE, and includes $232 million in gross cash proceeds from Spring Valley's IPO held in trust. The approximately $317 million in net proceeds will position AeroFarms with a strong balance sheet and a fully funded business plan for the build-out of its farming facilities.

Importantly all existing shareholders, including management, are rolling their equity, and will own approximately 65% of the pro-forma company at closing, reflecting their ongoing confidence and commitment.

Today's enterprise value is priced at a significant discount to the publicly traded comparables of sustainable high-growth food, as well as high-growth food and beverages. We believe this represents a very attractive entry multiple relative to the peer set.

In summary, AeroFarms has a long track record building and operating commercial farms and already has a commercial product in market with key retail partners, and the customer reaction has been overwhelmingly positive. We have attractive unit economics today, and we believe those unit economics are going to get better going forward.

We believe AeroFarms has a strong competitive differentiation with the quality of its products. However it is their technology platform that creates not just a moat, but a long-term opportunity to expand beyond leafy greens to address other high-value categories and opportunities that can benefit from their technological capabilities to solve problems for the betterment of humanity.

Thank you. We hope you join our journey, and we look forward to making a greater impact on the world.

Operator

That concludes today’s conference call. Thank you for your participation. You may now disconnect.